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                                                                 Exhibit 10.14


                             MEMORANDUM OF AGREEMENT

           BETWEEN PAUL J. MCDONALD AND FRIENDLY ICE CREAM CORPORATION

         This acknowledges and documents our mutual agreement concerning your separation from Friendly Ice Cream Corporation ("Friendly's") effective November 30, 1999 ("Separation Date"). This agreement will confirm various matters concerning your separation and the cessation of your work on November 30, 1999 in anticipation of your retirement on December 1, so that no misunderstanding exists between you and Friendly's.

SALARY CONTINUATION

         Friendly's will continue to pay you semimonthly after you cease work on November 30, 1999, at your current base rate of pay (including car allowance and 4% Executive Match) until September 30, 2000. The payment you receive will be subject to appropriate statutory wage deductions and such other deductions normally made for employees of Friendly's. In addition, any financial obligation you have to Friendly's will be deducted. Any earned and unused vacation for 1999 will also be paid to you on November 30, 1999.

VARIOUS BENEFIT PLANS

         You will be eligible to participate in the short-term disability, accidental death and dismemberment, long-term disability, pension plan, Supplemental Executive Retirement Plan (SERP) and such other plans in which you may currently be enrolled until November 30, 1999, as outlined under the terms and conditions of these plans.

MEDICAL/DENTAL INSURANCE

              Your group medical/dental insurance will be continued in effect until the earlier of either 1) the date of your retirement or, 2) September 30, 2000. When you retire, you are eligible to participate in the medical insurance coverage available to retirees who retire from active employment. The premium for this retiree medical insurance will be paid by Friendly's until September 30, 2000, and by you thereafter. In addition, Friendly's will pay you on December 15 a lump sum equivalent to the total premiums for group dental coverage under COBRA for the period from December 1, 1999 through September 30, 2000. The Key Executive Physical Examination Program will be in effect and may be utilized by you until December 31, 1999 and any related medical fees will be grossed up for tax purposes for the current program. Any questions about such insurance or coverage should be referred to Kathy Croteau on extension


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2144.

AIP BONUS PLAN

         You will be eligible to participate in the Annual Incentive Plan ("AIP") for 1999 in accordance with the terms of the AIP plan, even though you will not be actively at work. Any payment made to you under the Plan will be made at the same time as the payment to all other participants in early 2000, based on Board approval.

STOCK PLANS

         You are covered under the terms and conditions of the stock plans for which you are eligible. A qualified company representative will explain these terms to you. Your shares in the MANAGEMENT STOCK PLAN are nonforfeitable. Your LIMITED STOCK PLAN shares are also nonforfeitable, but there are current restrictions on disposition or transfer of the shares in accordance with the terms of the contract between you and Friendly's. These restrictions will be eliminated effective January 1, 2000.

         With respect to the 1997 RESTRICTED STOCK PLAN, either twelve and one half percent (12-1/2%) or twenty-five percent (25%) of the unvested shares are scheduled to vest for all participants who are employed at the time of vesting with the acceptance of the 1999 financial results by the Board in early 2000, in accordance with the terms of the Plan. Subject to the approval of the Board of Directors, the shares granted to you will vest at the same time as other participants, even though you will no longer be actively employed at the time.

Your unvested shares in this Plan will thereafter be forfeited.

LIFE INSURANCE

         Life insurance provided originally through Confederation Life Insurance Company and now by Pacific Mutual Life Insurance Company is unaffected by your leaving employment because it is your own personal policy. Payments by Friendly's on your behalf will cease as of September 30, 2000. Questions about coverage thereafter or about other matters related to this policy should be referred to Mr. Michael Lucey of the AYCO Corporation at (518)373-7739.

FINANCIAL CONSULTING SERVICES

         You will be provided with a financial service consultation session by a representative of AYCO Corporation. This will include preparation of your 1999 Income Tax returns and a consulting session for the purpose of your estate planning. The AYCO fees will be grossed up


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                                                                     Page 2 OF 4


for tax purposes consistent with the current program for eligible officers. Please contact Gary Ulrich to arrange for these services.

AGREEMENT

         In consideration of the terms set forth in this letter, you agree:

         1. Without our prior written consent, you will forever refrain from disclosing or confirming, either directly or indirectly, any information concerning insurance, loss claims, loss payments, safety and health conditions, financial condition, strategic planning or other information relating to Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers which you learned or became aware of since the inception of your employment with Friendly's except for information which is generally known by the public.

         2. You will turn over to Friendly's any documents, manuals, plans, equipment, business papers, computer diskettes or copies of the same relating to Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers which are in your control or possession.

         3. You will forever refrain from taking any legal action against Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers, specifically including the release in full from any and all wage-and-hour, discrimination, wrongful termination and/or equal employment opportunity claims whether state, federal or local whether in contract, tort or otherwise and including without limitation those arising under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA") and further including any related claims for attorney's fees.

         4. If you breach any of the terms of this Agreement, Friendly's is entitled to recover from the other all costs, fees, and expenses (including attorneys fees) -

              (i)  arising from your breach of this Agreement, and

              (ii) necessary to compel the cessation of any further breach by you of this Agreement. Additionally, any breach of this Agreement by one party shall relieve the other from any further performance or obligations under this Agreement.

         5. It is also agreed that you will refrain from disclosing to any third party the contents of this Agreement and keep the terms of this Agreement confidential unless required by court order or other governmental authority.

         6. You agree to forever refrain from taking any action which brings discredit upon or disparages Friendly's.


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                                                                     Page 3 of 4


         7. Friendly's shall not contest any claims made by you for unemployment benefits administered by any governmental agency.

ENTIRE AGREEMENT

         This is the entire agreement between us and any prior agreements or understandings, whether oral or written, are entirely superseded by this Agreement. We each have voluntarily accepted the terms as sufficient without reservation. Pursuant to its obligations under the ADEA, Friendly's advises you to consult with an attorney prior to executing this agreement. You have 21 days from the date of this agreement in which to consider this agreement. In addition, you may revoke this agreement for seven days following its execution. This agreement shall not become effective or enforceable until the seven day revocation period has expired.

         If the above is in agreement with your understanding, please sign and keep one copy of this document for your records and return one copy to me.

For Friendly Ice Cream Corporation:


                                  By:
                                     ------------------------------------------
                                     Garrett J. Ulrich
                                     Vice President, Human Resources


ACCEPTED AND AGREED TO AS OF THIS        DAY OF                  , 1999.
                                  ------        -----------------


                                  By:
                                     ------------------------------------------
                                     Paul J. McDonald